Exhibit 99.1
Rigel Reports First Quarter 2026 Financial Results
•First quarter 2026 total revenues of $58.8 million, including net product sales of $54.9 million and contract revenues from collaborations of $3.9 million
•Generated $8.7 million of net income in the first quarter of 2026
•On track to complete enrollment in the dose expansion phase of the Phase 1b study evaluating R289 and select the recommended Phase 2 dose in the second half of 2026
•2026 Outlook: Total revenues of approximately $275 to $290 million, which includes net product sales of $255 to $265 million
•Conference call and webcast scheduled today at 4:30 p.m. Eastern Time

SOUTH SAN FRANCISCO, Calif., May 5, 2026 /PRNewswire/ -- Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL), a commercial stage biotechnology company focused on hematologic disorders and cancer, today reported financial results for the first quarter ended March 31, 2026, including sales of TAVALISSE® (fostamatinib disodium hexahydrate), GAVRETO® (pralsetinib) and REZLIDHIA® (olutasidenib), and recent business progress.

“Rigel entered 2026 with continued year-over-year growth from our commercial portfolio and financial discipline, driving another quarter of profitability. We are operating from a position of financial strength with a solid cash balance that can fund our development plans and allows for financial flexibility to pursue potential in-license opportunities,” said Raul Rodriguez, Rigel’s president and CEO. “During the first quarter we also continued to advance our development pipeline, including our ongoing Phase 1b study of R289 in patients with lower-risk MDS, which may be a transformational opportunity for Rigel.”

First Quarter 2026 Business Update

Commercial
•First quarter net product sales were $54.9 million, an increase of 26% from the same period of 2025.

Corporate
•In February, Michael P. Miller joined Rigel’s Board of Directors as an independent director and member of the Compensation Committee.
•In April, Rigel received notification from Eli Lilly and Company that it will terminate the collaboration agreement with Rigel, which included the development of ocadusertib (previously R552 or LY3871801), an investigational, potent and selective receptor-interacting protein kinase 1 (RIPK1) inhibitor. The termination will become effective on June 15, 2026.
•In early May, Rigel restructured its credit relationship with MidCap Financial to replace its existing term loan credit facility with a revolving credit facility for $40.0 million, with an option to increase to $60.0 million, subject to customary conditions. As part of the transaction, Rigel repaid the remaining outstanding term loan balance of $40.0 million and drew down $8.0 million on the new revolving credit facility.

Clinical Development
•Rigel continues to advance its Phase 1b clinical study evaluating the safety, tolerability, pharmacokinetics, and preliminary efficacy of R2891, a potent and selective dual inhibitor of interleukin receptor-associated kinases 1 and 4 (IRAK1/4), in patients with relapsed or refractory

(R/R) lower-risk myelodysplastic syndrome (MDS). Enrollment in the dose expansion phase of the study is ongoing.
•Rigel is on track to complete enrollment of the dose expansion phase of the Phase 1b study and select the recommended Phase 2 dose for future clinical studies in the second half of 2026. The company anticipates sharing preliminary data from the dose expansion phase of the study by the end of 2026.
•The first data release for pralsetinib from the TAPISTRY study (NCT04589845) was presented in a poster presentation at the 2026 American Society of Clinical Oncology – Gastrointestinal Cancers Symposium (ASCO-GI) in January. The analysis reported results from the Phase 2 global, open-label, multicohort study, in which the efficacy and safety of pralsetinib was evaluated in a cohort of patients with rearranged during transfection (RET) fusion-positive solid tumors, including pancreatic, colorectal, and hepatobiliary cancers. Pralsetinib demonstrated robust and durable activity against RET fusion-positive solid tumors, including gastrointestinal (GI) tumors, and in the efficacy evaluable population showed an overall response rate (ORR) of 67% (26/39). These data supports RET fusions as a tissue-agnostic target with sensitivity to RET inhibition, suggesting the potential therapeutic utility of pralsetinib in these patients.

Key Publications
•A paper titled “Matching-Adjusted Indirect Comparison of Olutasidenib and Ivosidenib in Isocitrate Dehydrogenase 1-Mutated Relapsed/Refractory Acute Myeloid Leukemia,” was published in Advances in Therapy in February. The publication analysis used a well-accepted methodology called matching-adjusted indirect comparison (MAIC), which adjusts for between study differences in baseline characteristics to better estimate comparative efficacy. The analysis suggests that olutasidenib and ivosidenib achieve similar response rates in R/R isocitrate dehydrogenase-1 (IDH1)-mutated acute myeloid leukemia (AML), but responses achieved with olutasidenib may be more durable. The longer duration of complete remission (CR) plus CR with partial hematologic recovery (CR+CRh) observed with olutasidenib may be clinically meaningful in a setting where sustained remissions are difficult to achieve. While indirect and non-confirmatory, these findings may provide important comparative context for clinicians, medical affairs, and health-policy stakeholders in the absence of head-to-head data.
•A paper titled “Final Efficacy and Safety Data From the Phase 1/2 ARROW Study of Pralsetinib in Patients With Advanced RET Fusion-Positive Non-Small Cell Lung Cancer (NSCLC),” was published in the Journal of Clinical Oncology in March. The publication reports the final data from the registrational trial evaluating pralsetinib for the treatment of patients with metastatic RET fusion-positive non-small cell lung cancer (NSCLC). The final data, which includes an additional 42 months of follow-up from data previously published, further support the robust, durable responses with a manageable toxicity profile seen in patients with RET fusion-positive NSCLC, and are consistent with previous reports from the ARROW study NSCLC cohort.

First Quarter 2026 Financial Update
For the first quarter ended March 31, 2026, total revenues were $58.8 million, consisting of $54.9 million in net product sales and $3.9 million in contract revenues from collaborations. Net product sales increased 26% compared to $43.6 million in the same period of 2025. TAVALISSE net product sales were $37.3 million, an increase of 31% compared to $28.5 million in the same period of 2025. GAVRETO net product sales were $9.6 million, an increase of 7% compared to $9.0 million in the same period of 2025. REZLIDHIA net product sales were $8.0 million, an increase of 31% compared to $6.1 million in the same period of 2025. Contract revenues from collaborations primarily consisted of $1.8 million of revenue from Grifols S.A. related to earned royalties, $1.8 million of revenue from Kissei Pharmaceutical Co., Ltd. related to delivery of drug supplies and $0.3 million of revenue from Medison Pharma related to earned royalties and delivery of drug supplies. Contract revenues from collaborations in the prior year period included a one-time $3.0 million regulatory milestone in connection with the approval of TAVALISSE in the Republic of Korea.

Total costs and expenses were $46.9 million, compared to $40.6 million for the same period of 2025. The increase in costs and expenses was primarily driven by increased research and development costs driven by the timing of clinical activities, including continued progress in our R289 program, as well as increased commercial-related expenses and personnel-related costs.

Income before income taxes was $11.7 million.

Rigel reported net income of $8.7 million, or $0.47 basic and $0.44 diluted per share, compared to $11.4 million, or $0.64 basic and $0.63 diluted per share, for the same period of 2025.

Cash, cash equivalents and short-term investments as of March 31, 2026 was $146.7 million, compared to $155.0 million as of December 31, 2025.

2026 Outlook
Rigel reaffirm its 2026 total revenues guidance of approximately $275 to $290 million, including:
•Net product sales of approximately $255 to $265 million.
•Contract revenues of approximately $20 to $25 million.

The company also continues to anticipate it will report positive net income for the full year 2026, while funding existing and new clinical development programs.

Conference Call and Webcast with Slides Today at 4:30 p.m. Eastern Time
Rigel will hold a live conference call and webcast today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time).

Participants can access the live conference call by dialing (877) 407-3088 (domestic) or (201) 389-0927 (international). The conference call will also be webcast live and can be accessed from the Investor Relations section of the company's website at www.rigel.com. The webcast will be archived and available for replay after the call via the Rigel website.

About ITP
In patients with immune thrombocytopenia (ITP), the immune system attacks and destroys the body’s own blood platelets, which play an active role in blood clotting and healing. Common symptoms of ITP are excessive bruising and bleeding. Patients suffering with chronic ITP may live with an increased risk of severe bleeding events that can result in serious medical complications or even death. Current therapies for ITP include steroids, blood platelet production boosters (TPO-RAs), and splenectomy. However, not all patients respond to existing therapies. As a result, there remains a significant medical need for additional treatment options for patients with ITP.

About NSCLC
It is estimated that over 229,000 adults in the U.S. will be diagnosed with lung cancer in 2026. Lung cancer is the leading cause of cancer death in the U.S., with non-small cell lung cancer (NSCLC) being the most common type accounting for 77% of all lung cancer diagnoses.2 RET fusions are implicated in approximately 1-2% of patients with NSCLC.3

About AML
Acute myeloid leukemia (AML) is a rapidly progressing cancer of the blood and bone marrow that affects myeloid cells, which normally develop into various types of mature blood cells. AML occurs primarily in adults and accounts for about 1 percent of all adult cancers. The American Cancer Society estimates that there will be about 22,720 new cases in the United States, most in adults, in 2026.4

Relapsed AML affects about half of all patients who, following treatment and remission, experience a return of leukemia cells in the bone marrow. 5,6 Refractory AML, which affects between 10 and 40 percent of newly diagnosed patients, occurs when a patient fails to achieve remission even after intensive treatment.7 Quality of life declines for patients with each successive line of treatment for AML, and well-tolerated treatments in relapsed or refractory disease remain an unmet need.

About TAVALISSE®
TAVALISSE (fostamatinib disodium hexahydrate) tablets is indicated for the treatment of thrombocytopenia in adult patients with chronic immune thrombocytopenia (ITP) who have had an insufficient response to a previous treatment.

Please click here for Important Safety Information and Full Prescribing Information for TAVALISSE.

About GAVRETO®
GAVRETO is indicated for the treatment of adult patients with metastatic rearranged during transfection (RET) fusion-positive non-small cell lung cancer (NSCLC) as detected by an FDA-approved test and adult and pediatric patients 12 years of age and older with advanced or metastatic RET fusion-positive thyroid cancer who require systemic therapy and who are radioactive iodine-refractory (if radioactive iodine is appropriate).*

*Thyroid indication is approved under accelerated approval based on overall response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trial(s).

Please click here for Important Safety Information and Full Prescribing Information, including Boxed WARNING, for GAVRETO.

About REZLIDHIA®
REZLIDHIA is indicated for the treatment of adult patients with relapsed or refractory acute myeloid leukemia (AML) with a susceptible isocitrate dehydrogenase-1 (IDH1) mutation as detected by an FDA-approved test.

Please click here for Important Safety Information and Full Prescribing Information, including Boxed WARNING, for REZLIDHIA.

To report side effects of prescription drugs to the FDA, visit www.fda.gov/medwatch or call 1-800-FDA-1088 (800-332-1088).

TAVALISSE, GAVRETO and REZLIDHIA are registered trademarks of Rigel Pharmaceuticals, Inc.

About Rigel
Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) is a biotechnology company dedicated to discovering, developing and providing novel therapies that significantly improve the lives of patients with hematologic disorders and cancer. Founded in 1996, Rigel is based in South San Francisco, California. For more information on Rigel, the Company’s marketed products and pipeline of potential products, visit www.rigel.com.

R289 is an investigational compound not approved by the FDA.
1.The American Cancer Society. Key Statistics for Lung Cancer. Revised January 13, 2026. Accessed March 31, 2026: https://www.cancer.org/cancer/types/lung-cancer/about/key-statistics.html
2.Kato, S. et al. RET Aberrations in Diverse Cancers: Next-Generation Sequencing of 4,871 Patients. Clin Cancer Res. 2017;23(8):1988-1997 doi: 10.1158/1078-0432.CCR-16-1679
3.The American Cancer Society. Key Statistics for Acute Myeloid Leukemia (AML). Revised January 13, 2026. Accessed March 31, 2026: https://www.cancer.org/cancer/acute-myeloid-leukemia/about/key-statistics.html
4.Patel, A, et al. Outcomes of Patients With Acute Myeloid Leukemia Who Relapse After 5 Years of Complete Remission. 2021 Sep 7;28(7):811-814. doi: https://doi.org/10.3727/096504020X15965357399750
5.Thol F, Ganser, A. Treatment of Relapsed Acute Myeloid Leukemia. Curr. Treat. Options on Oncol. (2020) 21: 66. doi: https://doi.org/10.1007/s11864-020-00765-5
6.Thol F, Schlenk RF, Heuser M, Ganser A. How I treat refractory and early relapsed acute myeloid leukemia. Blood (2015) 126 (3): 319-27. doi: https://doi.org/10.1182/blood-2014-10-551911

Forward Looking Statements
This press release contains forward-looking statements relating to, among other things, expected commercial, financial and clinical results, increased projections of financial performance and outlook for 2026, expectations for growing our commercial business, continued enrollment of our R289 study, presentation of study data, expectation of clinical outcomes, continued ability for developing and commercializing TAVALISSE, GAVRETO, REZLIDHIA and R289 domestically and in certain international markets, and expectations for Rigel’s partnering and collaboration efforts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements can be identified by words such as “anticipates”, “plan”, “outlook”, “potential”, “may”, “look to”, “expects”, “will”, “initial”, “promising”, and similar expressions in reference to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on Rigel’s current beliefs, expectations, and assumptions and hence they inherently involve significant risks, uncertainties and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. These forward-looking statements include, without limitation, anticipated financial performance and profitability for 2026; expected product sales and commercial growth; the anticipated timing, progress and results of clinical development activities for R289, including enrollment, dose selection and data readouts; the Company’s ability to fund its development programs; and its partnering, collaboration and potential business development activities. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with the commercialization and marketing of TAVALISSE, GAVRETO, and REZLIDHIA; risks that the FDA, European Medicines

Agency, PMDA or other regulatory authorities may make adverse decisions regarding TAVALISSE, GAVRETO, REZLIDHIA or R289; operational, regulatory or other risks that can affect the timing of enrollment and data availability for R289 clinical development; risks that clinical trials may not be predictive of real-world results or of results in subsequent clinical trials; risks that TAVALISSE, GAVRETO, REZLIDHIA or R289 may have unintended side effects, adverse reactions or incidents of misuses; the availability of resources to develop or market Rigel’s product candidates; market competition; product demand variability pricing/reimbursement dynamics unanticipated business needs and other developments, including potential partnering, licensing or other collaboration arrangements, which could impact Rigel’s funding needs or other internal resource demands, as well as other risks detailed from time to time in Rigel’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent filings. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Rigel does not undertake any obligation to update forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

Contact for Investors & Media:

Investors:
Rigel Pharmaceuticals, Inc.
650.624.1232
ir@rigel.com

Media:
David Rosen
Argot Partners
646.461.6387
david.rosen@argotpartners.com

RIGEL PHARMACEUTICALS, INC.
STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2026	2025
	(unaudited)
Revenues:
Product sales, net	$54,923	$43,550
Contract revenues from collaborations	3,895	9,783
Total revenues	58,818	53,333
Costs and expenses:
Cost of product sales	4,606	4,409
Research and development (see Note A)	11,676	8,436
Selling, general and administrative (see Note A)	30,651	27,715
Total costs and expenses	46,933	40,560
Income from operations	11,885	12,773
Interest income	1,205	591
Interest expense	(1,433)	(1,853)
Income before income taxes	11,657	11,511
Provision for income taxes	3,003	65
Net income	$8,654	$11,446

Net income per share
Basic	$0.47	$0.64
Diluted	$0.44	$0.63
Weighted average shares used in computing net income per share
Basic	18,412	17,808
Diluted	19,686	18,169

Note A
Stock-based compensation expense included in:
Selling, general and administrative	$3,015	$2,452
Research and development	441	872
	$3,456	$3,324
SUMMARY BALANCE SHEET DATA
(in thousands)

	As of
	March 31, 2026	December 31, 2025	(1)
	(unaudited)
Cash, cash equivalents and short-term investments	$146,684	$154,955
Total assets	504,608	513,594
Stockholders' equity	399,897	391,480
(1) Derived from audited financial statements